                                                                                              EXHIBIT 11
                        Aon Corporation and Subsidiaries
                  CONSOLIDATED NET INCOME PER SHARE COMPUTATION

(millions except per share data)
                                                           Third Quarter Ended       Nine Months Ended
                                                           --------------------     --------------------
                                                           Sept. 30,  Sept. 30,     Sept. 30,  Sept. 30,
                                                              1997       1996          1997       1996
                                                           ---------  ---------     ---------  ---------
EARNINGS PER SHARE (1)
  Net income ...........................................   $   101.0  $    83.8     $   185.9  $   289.0
  Preferred stock dividends ............................         3.4        5.0          10.1       15.2
                                                           ---------  ---------     ---------  ---------
   Net income available for common stockholders ........   $    97.6  $    78.8     $   175.8  $   273.8
                                                           =========  =========     =========  =========


  Average common shares issued .........................       171.5      167.3         171.5      167.3

  Net effect of treasury stock activity and dilutive stock
   compensation plans based on the treasury stock method        (0.7)      (3.2)         (1.5)      (2.7)
                                                           ---------  ---------     ---------  ---------

   Average common and common equivalent shares
       outstanding .....................................       170.8      164.1         170.0      164.6
                                                           ---------  ---------     ---------  ---------
Net income per share ...................................   $    0.57  $    0.48     $    1.03  $    1.66
                                                           =========  =========     =========  =========

(1) Adjusted to reflect the three-for-two stock split on May 14, 1997